Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DIAMED

HERCULES, CA – May 16, 2007 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced today that it has signed a definitive agreement to acquire approximately 77.7% of the outstanding shares of DiaMed Holding AG. Under the terms of the agreement, Bio-Rad will pay approximately 477 million Swiss francs in cash to acquire these shares. DiaMed holds approximately 9.6% of its outstanding shares as treasury shares. After the closing of this transaction, Bio-Rad will conduct a tender offer to acquire the remaining 12.7% outstanding shares. The transaction is subject to certain closing conditions, including regulatory approvals, and is expected to close later this year.

DiaMed develops, manufactures and markets a complete line of reagents and instruments used in blood typing and screening. Founded in 1977 and based in Switzerland, DiaMed has annual sales of approximately US $200 million to hospitals, clinical laboratories, and blood banks in more than 100 countries. Today, DiaMed has nearly 800 employees at various locations around the world.

“DiaMed has an outstanding reputation for quality products and customer care and we believe this portfolio of products will fit in well with Bio-Rad’s existing diagnostics business,” said John Goetz, Bio-Rad Vice President and Group Manager Clinical Diagnostics.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of nearly $1.3 billion in 2006. For more information, visit www.bio-rad.com.

(more)

Bio-Rad Signs Definitive Agreement to Acquire DiaMed

About DiaMed

DiaMed was founded in 1977 by a small group of experts in laboratory diagnostics for the development and manufacture of test systems aimed at providing laboratories with ease of use, safety, and reliability. The DiaMed-ID Micro Typing System revolutionized work in blood group serology laboratories. Today, DiaMed is one of the leading companies in blood group serology, with over a million tests performed daily around the world with the ID-System. DiaMed has nearly 800 employees worldwide. For more information, visit www.diamed.ch.

Various statements made within this press release may constitute “forward-looking statements” for the purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectation.

For more information contact:

Bio-Rad Laboratories, Inc.

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

+1-510-724-7000

investor_relations@bio-rad.com